Exhibit 99.1

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Announces Stock Repurchase Plan

MOCKSVILLE, N.C., June 27, 2008 — Bank of the Carolinas Corporation (Nasdaq: BCAR) (“Company”) announced today that the Company’s Board of Directors has authorized the Company to repurchase up to 398,737 shares, or 10%, of the Company’s outstanding common stock during the year following the Board’s action. Under the program, repurchases may be made from time to time by the Company in the open market, in block purchases, or in solicited or unsolicited privately negotiated transactions in accordance with Securities and Exchange Commission (SEC) rules and subject to factors such as market price, the Company’s operating results and available cash, general economic and market conditions, and other conditions.

In conjunction with the share repurchase authorization, the Board also authorized the Company to adopt a stock trading plan in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934. Rule 10b5-1 allows public companies to adopt written, pre-arranged stock trading plans when they are not in possession of material, non- public information. The adoption of the stock trading plan will allow the Company to repurchase its shares during periods when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. The Board’s action approving share repurchases does not obligate the Company to acquire any particular amount of shares, and it may be suspended or discontinued at any time at the Company’s discretion. Any shares of stock repurchased by the Company will be cancelled.

“We believe that our stock represents an attractive investment opportunity for the Company and our shareholders,” commented Robert E. Marziano, the Company’s Chairman, President and Chief Executive Officer. “We believe the repurchase program will help create shareholder value through the efficient use of our capital while still allowing Bank of the Carolinas to take advantage of growth opportunities in our banking markets. It also reflects our strong belief in the long-term opportunities for the Company.”

Sandler O’Neill & Partners, L.P. will execute the share repurchase program for the Company.

This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. These statements are based upon the current belief and expectations of our management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond our control).

SOURCE: Bank of the Carolinas Corporation

CONTACT:

Michelle Clodfelter, Principal Financial Officer, or Joy Chaffin, Shareholder Relations, both of Bank of the Carolinas Corporation, 1-336-751-5755

June 27, 2008

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